MATTER SUBMMITED TO A VOTE OF SHAREHOLDERS
VIRTUS EQUITY TRUST
March 27, 2009
(Unaudited)


A special meeting of shareholders of Virtus All-Cap Growth Fund, a former series of Virtus Equity Trust (the "Fund") was held on March 27, 2009 to vote on a proposal to approve an Agreement and Plan of Reorganization to merge the Fund into Virtus Strategic Growth Fund, a series of Virtus Equity Trust. The special meeting was adjourned until April 21, 2009 due to insufficient votes to pass the proposal.


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RESULTS OF SHAREHOLDER MEETING
VIRTUS EQUITY TRUST
April 21, 2009
(Unaudited)


At a reconvened special meeting of shareholders of Virtus All-
Cap Growth Fund, a former series of Virtus Equity Trust, held on April 21, 2009, shareholders voted on the following proposal:

To approve an Agreement and
Plan of Reorganization to
merge Virtus All-Cap Growth
Fund, a former series of
Virtus Equity Trust into
Virtus Strategic Growth Fund,
a series of Virtus Equity Trust

Number of Eligible Shares Voted:
               For            Against              Abstain
            2,793,350         104,025              356,475